Exhibit 99.1

CreXus Investment Corp. Reports GAAP EPS for the 4th Quarter 2010 of $0.25 and $0.66 for the Year

NEW YORK--(BUSINESS WIRE)--January 27, 2011--CreXus Investment Corp. (NYSE: CXS), today reported GAAP net income for the quarter ended December 31, 2010, of $4.5 million or $0.25 per average share as compared to GAAP net loss of $1.0 million or $0.06 per average share for the period of September 22, 2009 through December 31, 2009 and GAAP net income of $3.2 million or $0.18 per average share for the quarter ended September 30, 2010.

GAAP net income for the year ended December 31, 2010 was $11.9 million or $0.66 per average share as compared to GAAP net loss of $1.0 million or $0.06 per average share for the period of September 22, 2009 through December 31, 2009.

The Company declared common stock dividends for the quarter ended December 31, 2010, of $0.22 per share, as compared to $0.18 per share for the quarter ended September 30, 2010. For the period ended December 31, 2009 the Company did not pay a dividend. The Company distributes dividends based on its current estimate of taxable earnings per common share, not GAAP earnings. Taxable and GAAP earnings will typically differ due to items such as differences in premium amortization and discount accretion, non-taxable unrealized and realized gains and losses, credit loss recognition, and non-deductible general and administrative expenses. The annualized dividend yield on the Company’s common stock for the fourth quarter, based on the December 31, 2010 closing price of $13.10, was 6.72%. On a GAAP basis, the Company provided an annualized return on average equity of 6.60% for the quarter ended December 31, 2010, as compared to a 1.42% annualized loss on average equity for the period ended December 31, 2009 and a 4.82% annualized return on average equity for the quarter ended September 30, 2010.

Common dividends declared for the year ended December 31, 2010, were $0.58 per share. For the period ended December 31, 2009 the Company did not pay a dividend. The annual dividend yield on the Company’s common stock for the year ended December 31, 2010, based on the December 31, 2010 closing price of $13.10, was 4.43%. On a GAAP net income basis, the Company provided a return on average equity of 4.53% for the year ended December 31, 2010, as compared to a 1.42% annualized net loss for the period of September 22, 2009 through December 31, 2009.

Kevin Riordan, Chief Executive Officer and President of CreXus, commented on the Company’s results. “December 31, 2010 marks the completion of our first full calendar year of investment operations. I am pleased that we have been able to execute on various opportunities offering attractive risk-adjusted returns. Looking ahead, we will continue to evaluate opportunities within the context of evolving market dynamics.”

At December 31, 2010, the weighted average yield on interest earning assets was 7.75% and the weighted average cost of funds on secured financing agreements was 3.60%. At December 31, 2009, the weighted average yield on interest earning assets was 9.67% and the weighted average cost of funds on secured financing agreements was 3.62%. At September 30, 2010, the weighted average yield on interest earning assets was 7.42% and the weighted average cost of funds on secured financing agreements was 3.60%. Leverage was 0.6:1, 0.1:1 and 0.6:1 at December 31, 2010, December 31, 2009 and September 30, 2010, respectively.

The Company’s investment portfolio comprised 92.1% of its total assets at December 31, 2010. CMBS comprised approximately 54.3% of the Company’s investment portfolio at December 31, 2010 with the balance comprised of commercial mortgage loans, mezzanine loans and preferred equity held for investment.

The following table summarizes investment portfolio information for the Company:

			For the period
			commencing September
	Quarter ended	Quarter ended	22, 2009 through
	December 31, 2010	September 30, 2010	December 31, 2009
	(dollars in thousands)
Investment portfolio at period-end	$412,981	$394,515	$70,911
Interest bearing liabilities at period-end	172,837	173,060	25,579
Leverage at period-end (Debt:Equity)	0.6:1	0.6:1	0.1:1
Fixed-rate investments as percentage of portfolio	94%	94%	100%
Adjustable rate investments as percentage of portfolio	6%	6%	-
Fixed-rate investments
Commercial mortgage-backed securities as percentage of fixed-rate assets	55%	58%	45%
Commercial mortgage loans as percentage of fixed-rate assets	40%	36%	55%
Commercial preferred equity as percentage of fixed-rate assets	5%	6%	-
Adjustable rate investments
Commercial mortgage loans as percentage of adjustable-rate assets	100%	100%	-
Weighted average yield on interest earning assets at period-end	7.75%	7.42%	9.67%
Weighted average cost of funds at period-end	3.60%	3.60%	3.62%

The following table summarizes characteristics for each asset class:

	Quarter ended		Quarter ended		Period ended
	December 31, 2010		September 30, 2010		December 31, 2009
	CMBS	Loans	CMBS	Loans	CMBS	Loans
Weighted average cost basis	$101.4	$96.1	$101.4	$95.6	$96.8	$100.0
Weighted average fair value	$106.3	$96.2	$108.2	$95.6	$95.7	$100.0
Weighted average coupon	5.37%	9.10%	5.40%	8.94%	5.81%	12.24%
Fixed-rate percentage of asset class	100%	87%	100%	86%	100%	100%
Adjustable-rate percentage of asset class	-	13%	-	14%	-	0%
Weighted average yield on assets at period-end	5.12%	10.40%	5.13%	10.04%	6.50%	12.24%
Weighted average cost of funds at period-end	3.60%	-	3.60%	-	3.62%	-

The Company’s investment portfolio is comprised entirely of high credit quality CMBS, commercial mortgage loans, mezzanine loans and preferred equity. At December 31, 2010, and September 30, 2010, the Company’s CMBS portfolio was composed of AAA-rated securities and its commercial mortgage loan portfolio had no loans 60 days or more delinquent. During the quarter ended December 31, 2010, the Company recorded a $127,000 general loan loss provision as compared to a $2,000 loan loss provision for the period ended December 31, 2009 and a $63,000 loan loss provision recorded for the quarter ended September 30, 2010.

The weighted average cost basis of the CMBS at December 31, 2010 was 101.4 compared to 96.8 at December 31, 2009 and 101.4 at September 30, 2010. The net amortization of premiums and accretion of discounts on CMBS for the quarter ended December 31, 2010 was $32,000 compared to $36,000 for the quarter ended September 30, 2010. There was no accretion of discounts for the period ended December 31, 2009. The total net premium remaining unamortized, at December 31, 2010, was $2.8 million compared to a net discount of $1.0 million at December 31, 2009 and a net premium of $2.8 million at September 30, 2010.

General and administrative expenses, including the management fee, as a percentage of average total equity were 1.69%, 1.84% and 1.29% for the quarter ended December 31, 2010, the period ended December 31, 2009 and the quarter ended September 30, 2010, respectively. At December 31, 2010, the Company had a common stock book value per share of $14.79 compared to $14.12 at December 31, 2009 and $14.99 at September 30, 2010.

CreXus is a specialty finance company that acquires, manages and finances, directly or through its subsidiaries, commercial mortgage loans and other commercial real estate debt, commercial mortgage-backed securities and other commercial real estate-related assets. The Company’s principal business objective is to generate net income for distribution to investors from the spread between the yields on its investments and the cost of borrowing to finance their acquisition and secondarily to provide capital appreciation. The Company, a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”), is externally managed by Fixed Income Discount Advisory Company and currently has 18,120,112 shares of common stock outstanding.

The Company will hold the fourth quarter 2010 earnings conference call on Friday, January 28, 2011, at 10:00 a.m. EST. The number to call is 800-860-2442 for domestic calls, 412-858-4600 for international calls and 866-605-3852 for Canadian calls. There is no pass code, please reference CreXus Investment Corp fourth quarter earnings. The replay number is 877-344-7529 for domestic calls and 412-317-0088 for international calls and the pass code is 447823. The replay will be available at 1:00 p.m. EST for 48 hours after the earnings call. There will be a web cast of the call on www.crexusinvestment.com. If you would like to be added to the e-mail distribution list, please visit www.crexusinvestment.com, click on Investor Relations, then E-Mail Alerts, enter your e-mail address where indicated and click the Submit button.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, our business and strategy; our projected financial and operating results; our ability to obtain and maintain financing arrangements and the terms of such arrangements; general volatility of the markets in which we acquire assets; the implementation, timing and impact of, and changes to, various government programs, including the Term Asset-Backed Securities Loan Facility and the Public-Private Investment Program; our expected assets; changes in the value of our assets; interest rate mismatches between our assets and our borrowings used to fund such purchases; changes in interest rates and mortgage prepayment rates; effects of interest rate caps on our adjustable-rate assets; rates of default or decreased recovery rates on our assets; prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities; the degree to which our hedging strategies may or may not protect us from interest rate volatility; changes in governmental regulations, tax law and rates, accounting guidance, and similar matters; availability of opportunities in real estate-related and other securities; availability of qualified personnel; estimates relating to our ability to make distributions to our stockholders in the future; our understanding of our competition; market trends in our industry, interest rates, the debt securities markets or the general economy; our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; and our ability to maintain our qualification as a REIT for federal income tax purposes. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our most recent annual report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim all obligations, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CREXUS INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share data)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009 (1)
Assets:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash and cash equivalents	$31,019	$53,475	$151,840	$150,612	$212,133
Commercial mortgage-backed securities, at fair value	224,112	228,509	219,522	215,526	30,913
Commercial mortgage loans, mezzanine loans and preferred equity, net of allowance for loan losses ($242, $115, $52, $17 and $2)	188,869	166,006	67,237	67,283	39,998
Accrued interest receivable	2,774	2,385	2,046	1,600	578
Other assets	1,661	829	406	550	685
Total assets	$448,435	$451,204	$441,051	$435,571	$284,307

Liabilities:
Secured financing agreements	$172,837	$173,060	$173,508	$173,960	$25,579
Accrued interest payable	290	273	460	201	26
Accounts payable and other liabilities	2,637	2,780	2,432	2,355	2,521
Dividends payable	3,986	3,080	2,174	1,268	-
Investment management fees payable to affiliate	650	356	321	317	354
Total liabilities	180,400	179,549	178,895	178,101	28,480

Stockholders' Equity:
Common stock, par value $0.01 per share, 1,000,000,000 authorized, 18,120,112 issued and outstanding	181	181	181	181	181
Additional paid-in-capital	257,014	257,006	257,006	257,006	257,029
Accumulated other comprehensive income (loss)	10,475	14,568	5,204	734	(373)
Accumulated earnings (deficit)	365	(100)	(235)	(451)	(1,010)
Total stockholders' equity	268,035	271,655	262,156	257,470	255,827
Total liabilities and stockholders' equity	$448,435	$451,204	$441,051	$435,571	$284,307

(1) Derived from the audited consolidated statement of financial condition at December 31, 2009.

CREXUS INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(dollars in thousands, except share and per share data)

						For the period
	For the	For the		For the	For the Twelve	commencing
	Quarter ended	Quarter ended	For the	Quarter ended	Months ended	September 22,
	December 31,	September 30,	Quarter ended	March 31,	December 31,	2009 through
	2010	2010	June 30, 2010	2010	2010	December 31,
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	2009 (1)

Net interest income:
Interest income	$7,289	$5,708	$4,837	$2,898	$20,732	$325
Interest expense	1,569	1,569	1,557	584	5,279	26
Net interest income	5,720	4,139	3,280	2,314	15,453	299

Realized gains on sale of investments	-	-	-	623	623	-

Other expenses:
Provision for loan losses	127	63	35	15	240	2
Management fee	650	356	321	317	1,644	354
General and administrative expenses	492	505	531	777	2,305	951
Total other expenses	1,269	924	887	1,109	4,189	1,307

Net income (loss) before income tax	4,451	3,215	2,393	1,828	11,887	(1,008)
Income tax	-	-	1	-	1	1
Net income (loss)	$4,451	$3,215	$2,392	$1,828	$11,886	$(1,009)

Net income (loss) per share-basic and diluted	$0.25	$0.18	$0.13	$0.10	$0.66	$(0.06)
Weighted average number of shares outstanding-basic and diluted	18,120,112	18,120,112	18,120,112	18,120,112	18,120,112	18,120,112

Comprehensive income:
Net income (loss)	$4,451	$3,215	$2,392	$1,828	$11,886	$(1,009)
Other comprehensive income:
Unrealized (loss) gain on securities available-for-sale	(4,093)	9,364	4,471	1,729	11,471	(373)
Reclassification adjustment for realized gains included in net income	-	-	-	(623)	(623)	-

Total other comprehensive (loss) income	(4,093)	9,364	4,471	1,106	10,848	(373)
Comprehensive income (loss)	$358	$12,579	$6,863	$2,934	$22,734	$(1,382)

(1) Derived from the audited consolidated statement of operations and comprehensive income (loss) for the period commencing September 22, 2009 through December 31, 2009.

CONTACT:
CreXus Investment Corp.
Investor Relations
1-877-291-3453
www.crexusinvestment.com